Exhibit 99.1

234 Kingsley Park Drive

Fort Mill, South Carolina 29715

News Release

TICKER SYMBOL	INVESTOR RELATIONS

(NYSE: UFS) (TSX: UFS)	Nicholas Estrela Director Investor Relations Tel.: 514-848-5049

DOMTAR TO REDUCE PAPERMAKING CAPACITY AT TWO MILLS

Fort Mill, October 3, 2019 – Domtar Corporation (NYSE:UFS) (TSX:UFS) announced today that it will permanently shut down two of its paper machines.

The closures will take place at the Ashdown, Arkansas pulp and paper mill, and the Port Huron, Michigan paper mill. These measures will reduce the Company’s annual uncoated freesheet paper capacity by approximately 204,000 short tons, and will result in a workforce reduction of approximately 100 employees. The closure of the Ashdown paper machine will be effective immediately and the closure of the Port Huron machine by mid-November.

“I wish to sincerely thank colleagues impacted by the closures and recognize their hard work and contribution to Domtar over many years. As difficult as these actions are, we believe they are necessary in light of the declining market for uncoated freesheet paper. We will be working closely with our customers to assure they continue to receive the high quality products and exceptional service they have come to expect from us,” said John D. Williams, President and Chief Executive Officer of Domtar.

The Ashdown mill will continue to operate one paper machine with an annual uncoated freesheet paper production capacity of 200,000 short tons and employ approximately 725 people. In addition, the mill operates one of the world’s largest fluff pulp machines, with the flexibility to produce softwood pulp depending on market conditions. As a result of the closure of the paper machine, the mill will produce an incremental 70,000 ADMT of softwood and fluff pulp, which will ramp up over the next 12 months.

The Port Huron mill will continue to produce a wide variety of technical and specialty papers for a broad range of customers, utilizing three machines with a total annual production capacity of 95,000 short tons. Following the closure, the mill will employ approximately 212 people.

“The closure of the two paper machines will enable us to right-size our paper production capacity with our customer demand. This proactive measure is necessary due to increased imports and declining paper demand,” added Williams.

About Domtar

Domtar is a leading provider of a wide variety of fiber-based products including communication, specialty and packaging papers, market pulp and absorbent hygiene products. With approximately 10,000 employees serving more than 50 countries around the world, Domtar is driven by a commitment to turn sustainable wood fiber into useful products that people rely on every day. Domtar’s annual sales are approximately $5.5 billion, and its common stock is traded on the New York and Toronto Stock Exchanges. Domtar’s principal executive office is in Fort Mill, South Carolina. To learn more, visit www.domtar.com.

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